EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form S-1 of our report dated September 22, 2010, on our audits of the consolidated financial statements of Electronic Control Security Inc. and subsidiaries as of June 30, 2010 and 2009, and for each of the two years ended June 30, 2010, which report appears in the annual report on Form 10-K for the fiscal year ended June 30, 2010 of Electronic Control Security Inc. and subsidiaries filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts."

/s/ Demetrius & Company, L.L.C.
Demetrius & Company L.L.C.

Wayne, New Jersey
June 13, 2011